FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations

Liolios Group, Inc.

Scott Liolios or Matt Glover

949-574-3860, IDSY@liolios.com

I.D. Systems Reports Record Second Quarter Revenue

Woodcliff Lake, NJ, August 7, 2013—I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless solutions for tracking, securing and managing high-value enterprise assets, reported results for the three and six months ended June 30, 2013.

Second Quarter 2013 Financial Results

•	Revenue increased 8% year-over-year to a Q2 record $9.4 million, from $8.7 million in the second quarter of 2012, reflecting increased sales of the company’s vehicle and transportation asset management systems.

•	Recurring revenue was $4.4 million, up 2% from $4.3 million in the second quarter a year ago.

•	Gross margin was consistent with historic levels at 52%.

•	Selling, general and administrative expenses and research and development expenditures of $5.6 million and $1.1 million, respectively, in the second quarter of 2013 decreased 1% from $5.7 million and $1.1 million, respectively, in the second quarter of 2012.

•	Excluding stock-based compensation and depreciation and amortization, non-GAAP net loss improved to $851,000, or $(0.07) per basic and diluted share, compared to $1.2 million, or $(0.10) per basic and diluted share, in the same period a year ago.

•	Net loss improved to $1.7 million, or $(0.14) per basic and diluted share, compared to $2.1 million, or $(0.18) per basic and diluted share, in the second quarter of 2012.

•	As of June 30, 2013, I.D. Systems had $14.7 million in cash, cash equivalents and marketable securities, and no debt.

Second Quarter 2013 Operational Highlights

•	Recurring business from core customers, including BASF, Bridgestone Firestone, Campbell’s Soup, CH Robinson, Caterpillar, Ford Motor Company, General Mills, Kuehne + Nagel, John Deere, Meijer, Nestlé, Procter & Gamble, Rio Tinto Alcan, Toyota, Walgreens, and Walmart, among others.

•	Initial system implementations with new customers, including two Tier 1 automotive suppliers, a global manufacturer of water heating and treatment systems, a leading U.S. specialty retailer, a U.S. forest products company, and a leading North American transportation and logistics service provider.

•	Substantial revenue contributions from channel partners (industrial truck manufacturers and their dealers), which sold I.D. Systems’ solutions to end users including a Fortune 100 retailer, a Fortune 500 retailer, and one of the world’s largest food service companies.

Six Month 2013 Financial Results

•	Revenue was $17.4 million, compared to $18.5 million in the same period a year ago. The decrease was due primarily to lower than expected first quarter revenue from industrial vehicle management business in the U.S. and a shortfall of revenue from Europe, reflecting the economic climate in that region.

•	Recurring revenue was $8.7 million, up 4% from $8.4 million in the same period a year ago.

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•	Gross margin was consistent with historic levels at 50%.

•	Selling, general and administrative expenses and research and development expenditures of $11.1 million and $2.3 million, respectively, in the six month period ended June 30, 2013, decreased 1% from $11.3 million and $2.2 million, respectively, in the six months ending June 30, 2012.

•	Excluding stock-based compensation and depreciation and amortization, non-GAAP net loss was $2.7 million, or $(0.23) per basic and diluted share, compared to $2.0 million, or $(0.17) per basic and diluted share, in the same period a year ago.

•	Net loss was $4.3 million or $(0.36) per basic and diluted share, compared to $3.7 million or $(0.32) per basic and diluted share in the same period in 2012.

Management Commentary

“We are encouraged by our second quarter revenue growth, which increased 17% sequentially over the first quarter of 2013 as well as 8% year-over-year,” said Jeffrey Jagid, I.D. Systems’ chairman and CEO. “We continue to be optimistic about our prospects for the second half of 2013 and remain committed to our revenue growth strategy, which has proven successful over the past three years. We are working to build revenue vertically by expanding our footprint with core enterprise customers, and diversify revenue horizontally by establishing new customers, utilizing both channel partners and our direct sales organization.

“We also remain committed to expanding and monetizing the intellectual property behind our wireless solutions to maintain our technical leadership in the markets we serve: industrial vehicle management, transportation asset management, and rental car management.

“With respect to our rental car business, we have deployed our systems on approximately 30,000 rental vehicles in North America for Avis Budget Group, our exclusive partner in this market. On August 1, 2013, we entered into a memorandum of understanding with Avis Budget to cooperate on the development of a new generation of in-vehicle wireless devices to automate all Avis Budget car rental environments, including airport lots, virtual lots, and car sharing applications. Under this MOU, we are negotiating an amendment to our 2011 master agreement with Avis Budget and, to facilitate those negotiations, have agreed with Avis Budget to extend our mutual exclusivity until September 30, 2013.”

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts today, Wednesday, August 7, 2013, at 4:45 p.m. Eastern time. The company’s chairman and CEO, Jeffrey Jagid, will lead a discussion on the results for the period and other recent developments, followed by a question and answer period. The conference call will be broadcast live via the investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), I.D. Systems provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. Reconciliation of all non-GAAP measures included in this press release to the nearest GAAP measures can be found in the financial tables included in this press release.

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About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless solutions for securing, controlling, tracking, and managing high-value enterprise assets, including industrial vehicles, rental cars, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, forward-looking statements include: statements regarding prospects for additional customers; market forecasts; projections of earnings, revenues, synergies, accretion or other financial information; and plans, strategies and objectives of management for future operations, including integration plans in connection with acquisitions. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, I.D. Systems. Unless otherwise required by applicable law, I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

-- Tables to Follow --

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I.D. Systems, Inc. and Subsidiaries

Condensed Statement of Operations Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013
Revenue:
Products	$4,761,000	$5,303,000	$10,472,000	$9,078,000
Services	3,920,000	4,067,000	8,021,000	8,306,000
	8,681,000	9,370,000	18,493,000	17,384,000
Cost of revenue:
Cost of products	2,810,000	3,005,000	6,273,000	5,699,000
Cost of services	1,321,000	1,515,000	2,724,000	2,999,000
	4,131,000	4,520,000	8,997,000	8,698,000

Gross profit	4,550,000	4,850,000	9,496,000	8,686,000

Selling, general and administrative	5,671,000	5,595,000	11,260,000	11,111,000
Research and development expenses	1,085,000	1,123,000	2,199,000	2,263,000
	6,756,000	6,718,000	13,459,000	13,374,000

Loss from operations	(2,206,000)	(1,868,000)	(3,963,000)	(4,688,000)
Interest income	130,000	159,000	219,000	324,000
Other income, net	10,000	2,000	31,000	35,000

Net loss	$(2,066,000)	$(1,707,000)	$(3,713,000)	$(4,329,000)

Net loss per share – basic and diluted	$(0.18)	$(0.14)	$(0.32)	$(0.36)

Weighted average common shares outstanding – basic and diluted	11,701,000	11,887,000	11,710,000	11,863,000

I.D. Systems, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013
Net loss attributable to common stockholders	$(2,066,000)	$(1,707,000)	$(3,713,000)	$(4,329,000)
Depreciation and amortization	553,000	505,000	1,107,000	1,044,000
Stock-based compensation	327,000	351,000	580,000	604,000

Non-GAAP loss	$(1,186,000)	$(851,000)	$(2,026,000)	$(2,681,000)

Non-GAAP net loss per share – basic and diluted	$(0.10)	$(0.07)	$(0.17)	$(0.23)

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I.D. Systems, Inc. and Subsidiaries

Condensed Balance Sheet Data

	December 31, 2012*	June 30, 2013
		(Unaudited)
ASSETS
Cash and cash equivalents	$1,614,000	$3,261,000
Restricted cash	300,000	300,000
Investments – short term	4,794,000	3,228,000
Accounts receivable, net	8,814,000	7,475,000
Financing receivable – current	3,143,000	3,749,000
Inventory, net	7,512,000	8,088,000
Deferred costs – current	2,380,000	1,813,000
Prepaid expenses and other current assets	1,043,000	971,000
Deferred tax asset – current	662,000	-
Total current assets	30,262,000	28,885,000

Investments – long term	9,064,000	7,942,000
Financing receivable – long term	10,814,000	10,752,000
Deferred costs – long term	2,651,000	3,382,000
Fixed assets, net	2,401,000	2,116,000
Goodwill	1,837,000	1,837,000
Intangible assets, net	3,230,000	2,684,000
Other assets	307,000	307,000
	$60,566,000	$57,905,000

LIABILITIES
Accounts payable and accrued expenses	$5,638,000	$5,929,000
Deferred revenue	4,689,000	4,156,000
Total current liabilities	10,327,000	10,085,000
Deferred rent	343,000	336,000
Deferred revenue	5,869,000	7,535,000
Total liabilities	16,539,000	17,956,000
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $0.01 par value; none issued	--	--
Common stock; authorized 50,000,000 shares, $0.01 par value; 12,678,000 and 12,779,000 shares issued at December 31, 2012 and June 30, 2013, respectively; shares outstanding, 12,088,000 and 12,151,000 at December 31, 2012 and June 30, 2013, respectively	122,000	122,000
Additional paid-in capital	103,135,000	103,772,000
Accumulated deficit	(56,102,000)	(60,431,000)
Accumulated other comprehensive income (loss)	53,000	(131,000)
	47,208,000	43,332,000
Treasury stock, at cost	(3,181,000)	(3,383,000)
Total stockholders’ equity	44,027,000	39,949,000
Total liabilities and stockholders’ equity	$60,566,000	$57,905,000

*Derived from audited balance sheet as of December 31, 2012.

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I.D. Systems, Inc. and Subsidiaries

Condensed Statement of Cash Flows Data

(Unaudited)

	Six Months Ended June 30,
	2012	2013
Cash flows from operating activities:
Net loss	$(3,713,000)	$(4,329,000)
Adjustments to reconcile net loss to cash used in operating activities:
Bad debt expense	208,000	212,000
Proceeds from sale of N.J. net operating loss carryforwards	390,000	662,000
Stock-based compensation expense	580,000	604,000
Depreciation and amortization	1,107,000	1,044,000
Deferred rent expense	21,000	(7,000)
Changes in:
Accounts receivable	219,000	1,103,000
Note and lease receivable	(814,000)	(546,000)
Inventory	(128,000)	(576,000)
Prepaid expenses and other assets	1,165,000	72 ,000
Deferred costs	(301,000)	(164,000)
Deferred revenue	1,294,000	1,133,000
Accounts payable and accrued expenses	(4,108,000)	291 ,000
Net cash used in operating activities	(4,080,000)	(501 ,000)

Cash flows from investing activities:
Expenditures for fixed assets including website development	(215,000)	(213,000)
Purchase of investments	(3,135,000)	(3,677,000)
Proceeds from sales and maturities of investments	3,943,000	6,267,000
Net cash provided by investing activities	593,000	2,377,000

Cash flows from financing activities:
Proceeds from exercise of stock options	25,000	10,000
Purchase of treasury shares	(183,000)	-
Net cash (used in) provided by financing activities	(158,000)	10,000

Effect of foreign exchange rate changes on cash and cash equivalents	(93,000)	(239,000)
Net (decrease) increase in cash and cash equivalents	(3,738,000)	1,647,000
Cash and cash equivalents - beginning of period	8,386,000	1,614,000
Cash and cash equivalents - end of period	$4,648,000	$3,261,000

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